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                    INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Conning Corporation:

We consent to incorporation by reference in the Registration Statement (No. 333-42781) on Form S-8 of Conning Corporation of our report dated March 9, 2000, relating to the consolidated balance sheets of Conning Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, common shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Conning Corporation.


                                     /s/ KPMG LLP


St. Louis, Missouri
March 15, 2000